Filed pursuant to Rule 424(b)(3)

Registration No.: 333-240984

PROSPECTUS SUPPLEMENT No. 7

(to Prospectus dated June 26, 2023)

BIODEXA PHARMACEUTICALS PLC

492,400 Ordinary Shares Representing 1,231 American Depositary Shares

This prospectus supplement No. 7 (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Post-Effective Amendment No. 3 to Registration Statement on Form F-1, effective as of June 26, 2023 (the “Prospectus”), related to the resale by the selling shareholders identified in the Prospectus of up to an aggregate of 492,400 of our ordinary shares, nominal value £0.001 per share, represented by 1,231 American Depositary Shares (the “Depositary Shares”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information contained in our attached Form 6-Ks, filed with the Securities and Exchange Commission on December 29, 2023 and February 23, 2024.

This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on February 27, 2024 was $1.36.

Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is February 28, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of December 2023

Commission File Number: 001-37652

Biodexa Pharmaceuticals PLC
(Translation of registrant's name into English)

1 Caspian Point, Caspian Way, Cardiff, CF10 4DQ, United Kingdom
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F [ X ]      Form 40-F [   ]

The information included in this report on Form 6-K, excluding Exhibit 99.1 attached hereto, shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File Number 333-209365) and Form F-3 (File Number 333-267932) of the Company (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished. Exhibit 99.1 to this Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Appointment of Director

On December 13, 2023, the Board of Directors (the “Board”) of Biodexa Pharmaceuticals PLC (the “Company”) appointed Ann Merchant as a director, effective December 31, 2023. Ms. Merchant shall serve for a term to expire at the Company’s annual general meeting in 2026. A copy of the press release announcing the appointment is attached hereto and furnished as Exhibit 99.1.

Ms. Merchant, aged 58, has served as Vice President for MorphoSys AG (NASDAQ: MOR), a commercial stage biopharmaceutical company headquartered in Munich, Germany, since 2018, and as Head of Global Supply Chain and External Operations since January 2019. From September 2011 to August 2018, Ms. Merchant served as the President for Schreiner Medipharm, a business unit of the Schreimer Group Gmbh & Co. KG. Between 1994 and 2011, Ms. Merchant held various roles at Amgen Inc. (NASDAQ: AMGN), including Vice President, Head of International Supply Chain and Site Head between 2007 and 2011. Ms. Merchant currently serves on the board of directors of Alvotech S.A. (NASDAQ: ALVO), a biosimilar company. Ms. Merchant holds an MBA from the Henley Business School and a Bachelor of Science in Languages from Georgetown University.

Ms. Merchant will be entitled to standard compensation paid by the Company to its non-executive directors. Further, in connection with Ms. Merchant’s appointment, the Company expects to grant to Ms. Merchant options to acquire one percent of the Company’s outstanding ordinary shares.

The Company expects to appoint Ms. Merchant to serve on the audit committee and the remuneration committee.

There are no arrangements or understandings between Ms. Merchant and any other person pursuant to which she was appointed as a director of the Company. There are no transactions between Ms. Merchant and the Company that would be reportable pursuant to Form 20-F. Ms. Merchant has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

SUBMITTED HEREWITH

Attached to the Registrant’s Form 6-K filing for the month of December 2023, and incorporated by reference herein, is:

Exhibit No.	Description

99.1	Press Release dated December 29, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Biodexa Pharmaceuticals PLC
(Registrant)

Date: December 29, 2023	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer, Chief Financial Officer

EXHIBIT 99.1

Biodexa Appoints Ann Merchant to the Board of Directors

Biodexa Pharmaceuticals PLC
(“Biodexa” or the “Company”)

Biodexa Appoints Ann Merchant to the Board of Directors

CARDIFF, United Kingdom, Dec. 29, 2023 (GLOBE NEWSWIRE) – Biodexa Pharmaceuticals PLC (Nasdaq: BDRX), a clinical stage biopharmaceutical company developing a pipeline of innovative products for the treatment of diseases with unmet medical needs including Type 1 diabetes and rare / orphan brain cancers, is pleased to announce the appointment of Ann Merchant to the Board of Directors of the Company as Non-executive Director with effect from 31 December 2023.

Since 2018, Ann Merchant has served as Vice President for MorphoSys, and currently as Head of Global Supply Chain and External Operations. Prior to joining MorphoSys, from September 2011 to August 2018, Ms. Merchant served as the President of Schreiner Medipharm. Between 1994 and 2011, Ms. Merchant held various roles at Amgen in Europe and the US, including Vice President, Head of International Supply Chain and Site Head between 2007 and 2011.

Ms. Merchant is also a Non-executive Director of Alvotech S.A (NASDAQ: ALVO), a biosimilars company.

Ms. Merchant is a U.S citizen and holds a Bachelor of Science in Languages from Georgetown University and an MBA from the Henley Business School.

Commenting, Dr Stephen Parker, Chairman Biodexa, said: “I am very pleased to welcome Ann to the Board. With her broad experience of operations on an international scale she will bring a different perspective and complement the existing skillset of the Board”.

About Biodexa Pharmaceuticals PLC

Biodexa Pharmaceuticals PLC (listed on NASDAQ: BDRX) is a clinical stage biopharmaceutical company developing a pipeline of innovative products for the treatment of diseases with unmet medical needs. The Company’s lead development programmes include MTX110, which is being studied in aggressive rare/orphan brain cancer indications, and tolimidone which is under development as a novel agent for the treatment of type 1 diabetes.

MTX110 is a solubilised formulation of the histone deacetylase (HDAC) inhibitor, panobinostat. This proprietary formulation enables delivery of the product via convection-enhanced delivery (CED) at chemotherapeutic doses directly to the site of the tumour, by-passing the blood-brain barrier and potentially avoiding systemic toxicity.

Tolimidone is an orally delivered, potent and selective inhibitor of lyn kinase. Lyn is a member of the Src family of protein tyrosine kinases, which is mainly expressed in hematopoietic cells, in neural tissues, liver, and adipose tissue. Tolimidone demonstrates glycemic control via insulin sensitization in animal models of diabetes and has the potential to become a first in class blood glucose modulating agent.

Biodexa is supported by three proprietary drug delivery technologies focused on improving the bio- delivery and bio-distribution of medicines. Biodexa’s headquarters and R&D facility is in Cardiff, UK. For more information visit www.biodexapharma.com.

For more information, please contact:

Biodexa Pharmaceuticals PLC
Stephen Parker, Chairman
Tel: +44 (0)29 20480 180 www.biodexapharma.com
Edison Group (US Investor Relations)
Alyssa Factor
Tel: +1 (860) 573 9637
Email: afactor@edisongroup.com

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2024

Commission File Number: 001-37652

Biodexa Pharmaceuticals PLC
(Translation of registrant's name into English)

1 Caspian Point, Caspian Way, Cardiff, CF10 4DQ, United Kingdom
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

This Report on Form 6-K, including Exhibit 99.1, is hereby incorporated by reference into the Company’s Registration Statements on Form F-3 (File No. 333-233901) and Form F-1 (File No. 333-240984).

SUBMITTED HEREWITH

Attached to the Registrant’s Form 6-K filing for the month of February 2024, and incorporated by reference herein, is:

Exhibit No.	Description

99.1	Press Release dated February 23, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Biodexa Pharmaceuticals PLC
(Registrant)

Date: February 23, 2024	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer, Chief Financial Officer

EXHIBIT 99.1

Biodexa Announces Positive Top Line Phase I Clinical Trial Results for Diffuse Midline Glioma and Provides R&D Update

Biodexa Pharmaceuticals PLC
(“Biodexa” or the “Company”)

Biodexa Announces Positive Top Line Phase I Clinical Trial Results for Diffuse Midline Glioma and Provides R&D Update

Median Overall Survival of 16.5 Months vs 10.0 months in Comparable Cohort

CARDIFF, United Kingdom, February 23, 2024 (GLOBE NEWSWIRE) – Biodexa Pharmaceuticals PLC, (Nasdaq: BDRX), a clinical stage biopharmaceutical company developing a pipeline of innovative products for the treatment of diseases with unmet medical needs including Type 1 diabetes and rare / orphan brain cancers, announces an R&D update including positive top-line clinical trial results of a recently completed Phase 1 study of MTX110 in patients with diffuse midline glioma, or DMG, and results of a preclinical experiment designed to demonstrate tolimidone’s potential for beta cell proliferation in an in vitro model.

MTX110

In an investigator initiated study conducted by Columbia University Irving Medical Center, patients newly diagnosed with DMG were administered MTX110 via convection enhanced delivery (“CED”) using a subcutaneous pump connected to a catheter directly implanted into the pons in a 3+3 dose-escalating design (NCT 04264143). As this was the first ever study of repeated infusions to the pons via an implanted CED catheter, the primary objective of the study was safety and tolerability and, accordingly, the number of infusions was limited to two, each of 48 hours, 7 days apart. Nine patients were treated in the study (30 M group, n=3; 60 M group, n=4; 90 M group (optimal dose), n=2). One patient in the 60 M group suffered a severe adverse event assessed by the investigators as not related to the study drug but related to the infusion and tumor anatomy. Although the study was not powered to reliably demonstrate efficacy, median overall survival (OS) of patients in the study was 16.5 months. This compares favourably with median survival rate in a cohort of 316 cases of 10.0 months (Jansen et al, 2015. Neuro-Oncology 17(1):160-166).

Study investigators are planning to present detailed results of the trial at the 21st International Symposium on Pediatric Neuro-Oncology (ISPNO 2024) being held on June 28-July 2, 2024 in Philadelphia, PA.

Tolimidone

On the Company’s behalf, a CRO conducted an in vitro experiment designed to demonstrate tolimidone’s potential for beta cell proliferation using reaggregated pancreatic islets. The results of the experiment were inconclusive in that they did not correlate with the results previously seen in in vitro and in vivo studies of tolimidone. The Company believes there are a few possible explanations to the outcome of this in vitro study and accordingly, plans to move ahead rapidly with an in vivo preclinical study with similar objectives while continuing preparations for its planned Phase IIa open-label study of tolimidone in patients with Type 1 diabetes due to start recruitment later this year.

For more information, please contact:

Biodexa Pharmaceuticals PLC
Dmitry Zamoryakhin, CSO
Tel: +44 (0)29 20480 180
www.biodexapharma.com
Edison Group (US Investor Relations)
Laine Yonker
Tel: +1 (610) 716 2868
Email: lyonker@edisongroup.com

About Biodexa Pharmaceuticals PLC

Biodexa Pharmaceuticals PLC (listed on NASDAQ: BDRX) is a clinical stage biopharmaceutical company developing a pipeline of innovative products for the treatment of diseases with unmet medical needs. The Company’s lead development programmes include tolimidone, under development as a novel agent for the treatment of type 1 diabetes and MTX110, which is being studied in aggressive rare/orphan brain cancer indications, and

Tolimidone is an orally delivered, potent and selective inhibitor of lyn kinase. Lyn is a member of the Src family of protein tyrosine kinases, which is mainly expressed in hematopoietic cells, in neural tissues, liver, and adipose tissue. Tolimidone demonstrates glycemic control via insulin sensitization in animal models of diabetes and has the potential to become a first in class blood glucose modulating agent.

MTX110 is a solubilised formulation of the histone deacetylase (HDAC) inhibitor, panobinostat. This proprietary formulation enables delivery of the product via convection-enhanced delivery (CED) at chemotherapeutic doses directly to the site of the tumour, by-passing the blood-brain barrier and potentially avoiding systemic toxicity.

Biodexa is supported by three proprietary drug delivery technologies focused on improving the bio-delivery and bio-distribution of medicines. Biodexa’s headquarters and R&D facility is in Cardiff, UK. For more information visit www.biodexapharma.com.

Forward Looking Statements

Certain statements in this announcement may constitute “forward-looking statements” within the meaning of legislation in the United Kingdom and/or United States. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation. All statements contained in this announcement that do not relate to matters of historical fact should be considered forward-looking statements. In certain cases, forward-looking statements can be identified by the use of words such as “plans”, “expects” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved.” Examples of forward-looking statements include, among others, statements we make regarding our pre-clinical data and clinical trials. Forward-looking statements and information are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of the Company to control or predict, that may cause their actual results, performance or achievements to be materially different from those expressed or implied thereby, and are developed based on assumptions about such risks, uncertainties and other factors set out herein.

Reference should be made to those documents that the Company shall file from time to time or announcements that may be made by the Company in accordance with the rules and regulations promulgated by the United States Securities and Exchange Commission, which contain and identify other important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements.  These forward-looking statements speak only as of the date of this announcement. All subsequent written and oral forward-looking statements by or concerning the Company are expressly qualified in their entirety by the cautionary statements above. Except as may be required under relevant laws in the United States, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or events otherwise arising.